TIDAL ETF TRUST 485BPOS

Exhibit 99(p)(viii)

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

EXHIBIT	A CODE OF ETHICS

CODE of ETHICS

Sound Income Strategies, LLC.
500 West Cypress Creek Road, Suite 290 Fort Lauderdale, FL 33309
(954) 487-1860

January 1, 2025

THIS CODE OF ETHICS IS EFFECTIVE AS OF THE DATE SET FORTH ON THIS COVER PAGE. THIS CODE OF ETHICS CONTAINS CERTAIN STATEMENTS WHICH REFER TO SOUND INCOME STRATEGIES, LLC (“SIS” OR THE “FIRM”) AS BEING REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (the “SEC”), AS AN INVESTMENT ADVISER AND/OR REFER TO SIS’ OBLIGATIONS AS A REGISTERED INVESTMENT ADVISER. AS A REGISTERED INVESTMENT ADVISER WITH THE SEC, SIS HAS IMPLEMENTED THE REQUISITE POLICIES AND PROCEDURES FOR IT TO BE IN COMPLIANCE WITH THE RULES AND REGULATIONS APPLICABLE TO REGISTERED ADVISERS, AND, THUS, THIS CODE OF ETHICS REFLECTS SUCH POLICIES AND PROCEDURES.

i

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Table of Contents

Section 1 Introduction and Purpose		1
1.1	Initial and Annual Acknowledgements of Receipt and Review	1
Section 2 Our Values		2
2.1	General Standards of Business Conduct	2
2.2	General Employee Responsibilities	2
2.3	Document Retention	2
2.4	Conflicts of Interest	3
2.5	Sole Interests of the Account	4
2.6	Impartial Treatment of Managed Accounts	5
Section 3 Complying with Applicable Laws and Regulations		5
3.1	Criminal Activities	5
3.2	Anticompetitive Activities	5
3.3	Bribery and Kickbacks	5
3.4	Money Laundering and Other Financial Crimes	6
Section 4 Confidentiality of Information		6
4.1	Client’s Confidential Information	6
4.2	Third Parties’ Confidential Information	6
4.3	Privacy	6
4.4	Proprietary Information of the Firm	6
Section 5 Professional Working Environment		7
5.1	Equal Opportunity, Discrimination and Harassment	7
5.2	Drug-Free/Smoke-Free Workplace	7
Section 6 Protection and Use of the Firm’s Assets		7
6.1	Computer Software	7
6.2	Use of Electronic Communications Resources for Business Purposes	7
6.3	Using Information Found on the Internet	8
6.4	No Personal Email or IM Accounts	8
6.5	No Expectation of Privacy	8
Section 7 Report Conduct that May Be in Violation of the Code		8
Section 8 Specific Associated Person Responsibilities		9
8.1	Financial Disclosure; Audits	9
8.2	Marketing; Public Relations	9
Section 9 Insider Trading		10
Section 10 Disclosure of Employee Activities		10
10.1	Disclosure of Securities Holdings/Accounts and Private Investments	10
10.2	Outside Business Activities (“OBA”)	13
10.3	Gifts and Entertainment, Rebates, or Other Payments	13
10.4	Political Activities and Contributions	14

1

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

10.5	Social Media	15
Section 11 Exceptions		16
Section 12 Employee Certification		16
Section 13 Code Administration		17
Section 14 PRESIDENT CERTIFICATION OF CODE OE ETHIcS		16
Exhibit A Initial and Annual Report of Holdings		i
Exhibit B Quarterly Transaction Reports		ii
Exhibit C Outside Business Activity Approval Form		iV
Exhibit D Gift & Entertainment Leger		v
Exhibit E Political Contribution Form		vi
Exhibit F Social Media Request Form		vii
Exhibit G COE Acknowledgment Statement		viii

2

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Section 1                Introduction and Purpose

Sound Incomes Strategies, LLC (“SIS” or the “Firm”) is a registered investment adviser (“RIA”) registered with the Securities and Exchange Commission (“SEC”) to engage in investment advisory business. SEC Rule 204A-1 (the “Rule”) under The Investment Advisers Act of 1940, as amended, requires all RIAs to adopt a code of ethics that sets forth standards of conduct and requires Firm Associated Persons to comply with all applicable federal securities laws. This document contains the Code of Ethics (the “Code”) for the Firm. The Code is intended to reflect the fiduciary principles that govern the conduct of SIS and its Associated Persons. The requirements of the Code are in addition to and do not replace an Associated Person’s obligations to comply with SIS’s Compliance Manual, which is under separate cover.

The Firm provides investment advisory and management services to a number of Clients. The Firm owes a fiduciary duty to its clients including a general duty to act in their best interests. The interests of clients should be placed ahead of those of the Firm or the Firm’s Associated Persons. Accordingly, the Firm’s Associated Persons must always act honestly, fairly, and professionally when dealing with clients.

The restrictions and requirements of the Code are designed to prevent or manage behavior, which actually or potentially conflicts, or raises the appearance of an actual or potential conflict, with client interests. This Code sets forth the standards of conduct that are expected of all the Firm’s Associated Persons and is intended to help such Associated Persons uphold the Firm’s fiduciary duties. The Code must be reviewed and acknowledged at the time this Code of Ethics is adopted or when you are first employed by the Firm, and annually thereafter.

The Code is not exhaustive. It provides guidance for the Firm’s Associated Persons in carrying out their responsibilities in a manner that is consistent with the highest standards of ethical conduct and with the Firm’s core values. Certain topics that are discussed in the Code may be discussed in more detail in other sections of the Firm’s Compliance Manual or the Employee Handbook, which are separate documents provided to each Associated Person. Any Associated Person who has a question regarding the contents or applicability of this Code is urged to contact the Firm’s Chief Compliance Officer (“CCO”). The CCO is responsible for overseeing the Code where applicable, providing any revisions, and implementing its provisions.

The penalty for violating any provision of this Code may be disciplinary action up to and including dismissal. In addition, all violations of criminal laws applicable to the Firm’s business are required to be and will be reported to the appropriate authorities for prosecution.

1.1     Initial and Annual Acknowledgements of Receipt and Review

My Compliance Office (“MCO”), which is the cornerstone resource the Firm employs to oversee Employee’s attestations and disclosable activities. Common practice at the Firm is to conduct most attestation and disclosable activities via MCO.

All Associated Persons are required to acknowledge via MCO that they are aware of and have access to this Code. In addition, when an Associated Person is first employed by the Firm, they will receive a copy of this Code. Within 7 business days after receipt, the new Associated Person must acknowledge that:

●	they have received a copy of this Code.

●	that they have read it.

●	that they understand it; and

●	that they will comply with all applicable policies and procedures contained herein.

In addition, at least annually or at such other times as are necessary to reflect changes in laws, regulations and/or Firm policies, the CCO will notify all Firm Associated Persons of any updates to the Code.

1

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Within 45 business days after receiving any such updates, all Firm Associated Persons must acknowledge their receipt, understanding and agreement to comply with the CODE through MCO.

Section 2               Our Core Values

The Firm expects its Associated Persons to always uphold the following core values:

●	High Quality Output

●	Get It Done

●	Personal Ownership

●	Can Do Attitude

●	Humbly Confident

●	Team Player

2.1      General Standards of Business Conduct

Associated Persons are obligated to monitor their personal and professional affairs so as not to harm the reputation of themselves or the Firm. Associated Person should treat all persons fairly, including clients, potential clients, competitors, service providers and fellow Associated Persons. Each of these people has an expectation that the Firm’s Associated Persons will act with honesty, integrity, and fairness.

All Associated Persons must adhere to the standards of business conduct in the Code in addition to the Compliance Manual, which is issued to all Associated Persons under separate cover. In addition, Associated Persons must comply with all laws and regulations that apply to the Firm’s business activities, including, but not limited to, the federal securities laws and the applicable laws and regulations of states and foreign jurisdictions in which the Firm conducts business. Violating any of these laws could subject you and/or the Firm to criminal and civil penalties. If you have any questions about these laws or how they apply to a particular situation, ask the CCO.

This Code cannot anticipate every situation that the Firm’s Associated Persons will be confronted with while employed at the Firm. Therefore, common sense and good judgment are required in responding to any situation that may not seem to be specifically covered by this Code, or any other materials provided by the Firm.

2.2      General Employee Responsibilities

Specific procedures and policies that pertain to each Associated Persons’ particular duties are set forth throughout this Code and form a part of the Firm’s Compliance Manual. As further discussed below, in addition to following specific procedures and policies, each Associated Person must uphold the Firm’s fiduciary duty to its clients by, among other things, keeping complete and accurate records, avoiding conflicts of interest, complying with all applicable laws and regulations, maintaining the confidence of confidential information, maintaining a professional working environment, seeking guidance when necessary and reporting conduct that may be in violation of this Code.

2.3      Document Retention

The Firm requires honest and accurate recording and reporting of information to maintain the integrity of our business records and to make responsible business decisions. The Firm’s books, records and accounts must:

●	accurately reflect all transactions of the Firm and all other events that are subject to a specific regulatory recordkeeping requirement;

●	be maintained in reasonable detail; and

2

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

●	conform both to applicable legal requirements and to the Firm’s system of internal controls. Unrecorded or “off the books” transactions or assets are prohibited unless permitted by applicable law or regulation.

Business records must not contain exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memoranda, formal reports, and all other forms of business records. Each Associated Person must be familiar with the Firm’s document retention policies and always retain or destroy records according to such policies which are set forth in the Required Books and Records of the Compliance Manual. In the event of litigation, governmental investigation, or the threat of such action, you should contact the CCO regarding record retention.

2.4     Conflicts of Interest

A “conflict of interest” occurs when an Associated Person’s private interest interferes in any way - or even appears to interfere - with the interests of the Firm and/or its clients. The Firm’s Associated Persons have a duty to report any material transaction or relationship that reasonably could be considered to create a conflict of interest with the Firm and/or its clients. A conflict of interest may occur when an Associated Person allows any interest, activity, or influence outside of the Firm to:

●	Influence his/her judgment when acting on behalf of the Firm and/or its clients;

●	Compete against the Firm and/or its clients in any business activity;

●	Divert business away from the Firm;

●	Harm or impair the Firm’s reputation; or

●	Benefit him/herself at the expense of the Firm and/or its clients.

2.4.1       Examples of Conflicts of Interest Situations

The following is a list of some, but not all, potential conflicts of interest that a Firm Associated Person could be faced with and our policy for dealing with such conflicts.

●	Self-Dealings. If an Associated Person or his/her family member or close friend engages in a business transaction in which the Firm or its client(s) is the counterparty and the Associated Person is entitled to receive a monetary fee for his/her involvement, a conflict of interest could arise because there could be an appearance that the Associated Person’s professional judgment was impaired by his/her desire to receive a monetary fee. Accordingly, such transactions are prohibited without the prior written approval of the CCO. In addition, Associated Persons may not use corporate property, information or their position for improper personal gain, and Associated Persons may not compete with the Firm directly or indirectly.

●	Insider Trading. If an Associated Person is in possession of material nonpublic information relating to an issuer and a client holds or is contemplating purchasing such issuer’s securities, a conflict of interest could arise if the client bought or sold such issuer’s securities. Generally, Associated Persons should avoid receiving material nonpublic information. However, in order to properly conduct our business, it is necessary from time to time for Associated Persons to be in possession of material nonpublic information. When an Associated Person is in possession of material nonpublic information it is imperative that they abide by the Firm’s policies and procedures designed to prevent insider trading which are set forth in the Compliance Manual.

3

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

●	Personal Securities Accounts. The following policies are pursuant to Rule 17j-1 of the Investment Company Act and the Advisers Act of 1940. Rule 17j-1 When Associated Persons trade securities for their own accounts it could appear that they are “front-running” trades for clients or otherwise favoring their own accounts over that of clients thus creating a conflict of interest. Accordingly, Associated Persons must follow the policies and procedures set forth in Section 10.1 below. Further, the Firm adheres to Rule 17j-1 by:

Adopting a Code of Ethics containing provisions to prevent fraudulent, deceptive, or manipulative acts.

Requiring access persons to report their personal securities transactions to the Firm.

Requiring pre-clearance of any transactions by Covered Persons for Funds sub advised by the Firm.

Conducting oversight of personal investment activities.

Monitoring compliance with Rule 17j-1; and

Making information about the Firm’s policies concerning personal investment activities available to the public

●	Personal Social Media Use: When Associated Persons’ comment or contribute to online forums, a conflict of interest could arise because there could be an appearance that the Associated Person is representing the Firm, providing advice, participating in abusive or manipulative trading activities that is prohibited by the federal securities laws. Accordingly, the posting in any fashion or contributing to any online forums about investing, specific investments or topics is prohibited without the prior written approval of the CCO and/or Senior Management. In addition, Associated Persons personal trading based on the use of information may violate the insider trading rules listed above. Accordingly, Associated Persons must follow the policies and procedures set forth in Section 10.5 below.

●	Outside Employment, Activities and Directorships. A conflict of interest could arise from an Associated Person’s participation in certain outside employment, activities, and directorships. Among other things, it could appear that an Associated Person was engaging in such employment, activities, or directorships in their context as an Associated Person of the Firm or competing with the Firm for certain business opportunities. Accordingly, Associated Persons must follow the policies and procedures set forth in Section 10.2 below before participation in any outside employment, activities, or directorships.

●	Giving or Acceptance of Gifts or Entertainment. Gifts or excessive entertainment to or from vendors, suppliers, competitors, or other Associated Persons could influence or appear to influence the recipient. Therefore, Associated Persons should only give or accept gifts or entertainment in accordance with the policies and procedures set forth in Section 10.3 below.

●	Political Activities. A conflict of interest could arise from an Associated Person’s participation in political affairs if it appeared that the Associated Person was participating on behalf of the Firm. Accordingly, Associated Persons must follow the policies and procedures set forth in Section 10.4 below.

●	Brokerage. The Firm often executes securities trades through brokerage firms. A conflict of interest could arise or be perceived if such brokerage firms are, among other things, affiliated with the Firm or provide office space or other benefits or soft dollar services to the Firm. Accordingly, the Firm and its Associated Persons must follow the policies and procedures set forth in the Compliance Manual in order to ensure that client accounts receive best execution from such brokers.

2.5     Sole Interests of the Account

If the Firm administers an account(s) which contains an investment in which an Associated Person may have an interest which might affect the best judgment of the Firm, it is the policy of the Firm to act in the sole interest of the account(s) when determining whether to take actions involving such investment.

The Firm may engage outside counsel or seek court approval where necessary to avoid the appearance of divided loyalty or exceeding its powers as trustee.

4

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

2.6     Impartial Treatment of Managed Accounts

All accounts for which the Firm has investment responsibility will be treated with impartiality. Any fees associated with securities transactions shall be allocated fairly and equitably among accounts.

Section 3               Complying with Applicable Laws and Regulations

The foundation of the Firm’s ethical standards is compliance with the letter and spirit of the laws, rules, and regulations applicable to its business, including among others, securities, banking, and other foreign, federal, state, and local laws. Associated Persons are not expected to know the details of each law governing the Firm’s business. However, it is important that Associated Persons have a general understanding of basic activities that could be in violation of the law. These activities are set forth below.

3.1     Criminal Activities

A number of criminal laws apply to the Firm Associated Persons. A few examples of criminal activities prohibited by these laws are as follows:

●	Accepting or soliciting anything of value intending to be influenced or rewarded in connection with the Firm’s business or in return for confidential information.

●	Knowingly engaging in a financial transaction involving the proceeds of an illegal activity or money laundering.

●	Stealing, embezzling, or misappropriating the Firm or client funds or assets.

●	Using threats, physical force, or other unauthorized means to collect money.

●	Using Firm funds or assets to finance campaigns for political office.

●	Making a loan or giving a gift to an examiner who has the authority to examine the Firm; and

●	Making a false report or statement to government officials.

3.2     Anticompetitive Activities

The laws of many jurisdictions, specifically the United States, prohibit anticompetitive activities. A complex body of antitrust law exists at the federal and state levels. However, the most pertinent prohibition, for the Firm's purposes, is that there be no agreement or understanding between the Firm and its competitors that affect prices, terms, or conditions of sale or that unreasonably restrain full and fair competition. Associated Persons must always respect the rights of and deal fairly with the Firm’s clients, competitors, and Associated Persons. Associated Persons must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. If you have any question about what constitutes an unfair business practice or anticompetitive activities, you should contact the CCO.

3.3     Bribery and Kickbacks

The U.S. government has a number of laws and regulations applicable specifically to business gratuities that may be accepted by U.S. and foreign government or corporate personnel. The promise, offer or delivery to an official or Associated Person of the U.S. or foreign government or corporate personnel of a gift, favor, payment, or other gratuity in violation of these rules would not only violate the Firm’s policy but may also be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibits engaging in “commercial bribery.” Commercial bribery involves soliciting, demanding, or agreeing to accept anything of value from any person intending to influence or be rewarded in connection with any business or transaction, and prohibits all such behavior. If an Associated Person has any questions or needs any guidance, he/she should contact the CCO.

5

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

3.4     Money Laundering and Other Financial Crimes

Anti-Money Laundering (“AML”) laws and regulations are intended to safeguard the global financial system and the financial institutions that make up that system from the abuse of financial crime, including money laundering, terrorist financing and other illicit financial transactions. The Firm is committed to complying with applicable AML laws and regulations and have adopted AML policies to comply AML laws and regulations. Please refer to the Firm’s Compliance Manual for further guidance. If you have questions about the Firm’s AML policy, please contact the Firm’s CCO.

Section 4               Confidentiality of Information

As an investment advisor, the Firm has particular responsibilities for safeguarding the information of its clients as well as its own proprietary information. Associated Persons should be mindful of this obligation when they use the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Associated Persons should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, or leave discarded confidential documents where they can be retrieved by others.

4.1     Client’s Confidential Information

Information concerning the identity of each client, their transactions and accounts is confidential. Such information may only be disclosed to Associated Persons who have a need to know such information in order to fulfill their responsibilities. The Firm’s policies and procedures for handling confidential client information are set out in the Compliance Manual. As a general matter, Associated Persons in the possession of information relating to the identity of clients and their transactions may not disclose such information to anyone outside of the Firm unless: (i) the outside person needs to know the information in order to perform services for the Firm and is bound to maintain its confidentiality, (ii) when the client has consented or been given an opportunity to request that the information not be shared, (iii) as required by law or, (iv) as authorized by the Firm’s CCO.

4.2     Third Parties’ Confidential Information

Associated Persons in possession of confidential information belonging to persons outside of the Firm (former advisors or employers or otherwise), or who are subject to confidentiality agreements with others, are expected to comply with their obligations regarding the protection of that information. Such Associated Persons are not permitted to use such information to aid the business of the Firm unless they have received appropriate written consent from the outside person or entity. Associated Persons must not encourage others to participate in the unauthorized use of confidential information belonging to a third party. Associated Persons should contact the CCO if they believe such information is being or may be shared with the Firm.

4.3     Privacy

The Firm is committed to safeguarding its clients’ privacy. We do not sell any personally identifiable client information. Sharing of such information with third parties is limited to situations related to the processing and servicing of client accounts, and to specifically delineated exceptions in the federal privacy law. The Firm shares information with its affiliates only as allowed by federal law. Associated Persons must be familiar with the procedural and systemic safeguards the Firm maintains to protect this information and report any breaches of these safeguards to the CCO. Please refer to the Compliance Manual for further clarification.

4.4     Proprietary Information of the Firm

Associated Persons are responsible for safeguarding proprietary information of the Firm. Proprietary information includes intellectual property (copyrights, trademarks or patents or trade secrets), particular expertise (business or organizational designs, or business, marketing or service plans or ideas) and sensitive information about the Firm (databases, records, salary information or unpublished financial reports). Associated Persons who have any questions about what constitutes proprietary information, or who believe such information has been compromised should contact the CCO.

6

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Section 5                Professional Working Environment

5.1     Equal Opportunity, Discrimination and Harassment

The Firm’s workplace is one of inclusion that fosters productivity and individual growth. The Firm and its Associated Persons are expected to hire, retain, advance, train, terminate, and otherwise treat Associated Persons and job applicants based on merit, qualifications and competence and to apply this policy without regard to any qualified individual’s race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law.

Discrimination or harassment of any kind, including any verbal or physical harassment regarding the race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, or political affiliation of another, or any other characteristic protected by federal, or state law is not tolerated. All Associated Persons are expected to uphold these employment policies and to create a work environment supportive of optimal performance and opportunities for professional growth and advancement. Acts of discrimination or harassment are subject to disciplinary action, including termination of employment. If you reasonably believe acts of discrimination or harassment have occurred, you must report such conduct to your supervisor and/or the CCO.

5.2     Drug-Free/Smoke-Free Workplace

The Firm is compassionate but firm in its instance that its Associated Persons maintain a drug-free and smoke free environment.

Section 6               Protection and Use of the Firm’s Assets

Associated Persons are obligated to protect the Firm’s assets and ensure their efficient use. The Firm’s equipment should not be used for non-Firm business, though incidental personal use may be permitted. Breaches of this code must be reported to the CCO.

6.1     Computer Software

Associated Persons are to use computer software in accordance with the licensing agreement of the particular application. No copying of software is permitted except in accordance with the licensing agreement.

6.2     Use of Electronic Communications Resources for Business Purposes

Home office Associated Persons are provided access to electronic communication systems for legitimate business purposes. These systems include, but are not limited to, electronic hardware or software equipment or configurations, telephones, voicemail, email, Internet and intranet systems, and all information sent, received, stored, or otherwise accessed or accessible on such systems. Minimal personal use of electronic equipment and/or resources is permitted subject to the requirements within this Code. Personal use is defined as electronic communications that contain non-business information, sent, or stored on the Firm’s owned equipment that includes, but is not limited to, local fixed disk drives, local area network (LAN) drives, cloud-based storage, and USB drives stored at a user’s workstation, or communications over the Internet.

When using electronic communication systems for business purposes, Associated Persons should be cognizant of the fact that such messages tend to be permanent and if transmitted over public lines are not secure or private and may be intercepted, altered, eavesdropped, or delivered incorrectly. Therefore, particularly when sending confidential information, Associated Persons should carefully consider whether and how to use electronic mail carriers and should be certain that the recipient has consented to the transmittal of confidential information by such electronic means.

7

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

6.3     Using Information Found on the Internet

Associated Persons should not assume that information available on the Internet is available for unrestricted public use. Information may be proprietary to a third party or otherwise protected by copyright laws including but not limited to any media file such as music, movies, and photographs. Therefore, Associated Persons should not incorporate information they locate on the Internet into their own work for or on behalf of the Firm or make copies to distribute to clients, without first determining whether they have a legal right to do so.

In addition, home office Associated Persons must not download software from the Internet or from any resource (e.g., USB thumb drive) and store it on Firm owned equipment, except as instructed or permitted by an authorized Firm Associated Person.

6.4     No Personal Email or IM Accounts

Associated Persons must use their “@soundincomestrategies.com” email address provided by the Firm, or their own proprietary business domain address, and Firm provided or proprietary business web browsers to transmit electronic communications involving Firm related business. Personal email and/or text messaging accounts may not be used to conduct Firm business and generally the Firm provided email and/or text messaging services should not be used to conduct non-Firm business.

6.5     No Expectation of Privacy

Home office Associated Persons have no expectation of privacy when using the Firm’s equipment and services. This is true even if they use passwords, encryption, or other security measures. The Firm reserves the right to, and does, access, monitor, review, read, disclose, and archive the use of the Firm’s equipment, and services (including but not limited to telephones, voicemail, text messages, computer files, diskettes, local or system drives or networks, email, instant messages, intranet and Internet access, bulletin boards, including but not limited to stored or real time use).

Any use of Firm equipment or services that is inconsistent with the Firm’s ownership or business interests, or that may violate the Firm’s policies or applicable laws, rules or regulations may be investigated and may result in disciplinary action, including termination of employment, and civil litigation or criminal prosecution.

While using the Internet, home office Associated Persons may view a variety of web sites. It is always inappropriate for the Firm’s Associated Persons to use the Firm’s equipment and services to visit certain sites including, but not limited to, sites containing pornography, off-color jokes, chat rooms, and hate speech. Such websites may create a hostile, intimidating, or offensive working environment, which is directly contrary to and prohibited by this Code.

Section 7               Report Conduct that May Be in Violation of the Code

Each Associated Person is required to notify the CCO (or, in the event that a matter implicates the CCO, the President or CEO) promptly if he/she knows or suspects in good faith that a violation of this Code may have occurred. Failure to do so is itself a violation of the Code. However, if an Associated Person has violated the Code, making a report will not protect him/her from the consequences of his/her actions. The range of sanctions for violating the Code include a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, fines, suspensions of employment without pay, termination of employment, and/or referral to regulatory or law enforcement authorities.

8

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

No Associated Person will be retaliated against for making a good faith complaint or bringing inappropriate conduct to the CCO’s attention, for assisting another Associated Person in making a good faith report, for cooperating in an investigation, or for filing an administrative claim with a state or federal governmental agency. Any Associated Person who engages in retaliatory conduct in violation of the Firm’s policies will be subject to disciplinary action, up to and including termination of employment. If an Associated Person reasonably believes that retaliatory conduct has occurred, he/she must report such conduct to the CCO.

The CCO shall not reveal the identity of any person who reports a violation of this Code and requests that his/her identity as the person who made such report remain confidential. The Firm shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who reports a violation anonymously, unless (i) such information is required to be disclosed by applicable law or regulation; or (ii) disclosure of such information, or ascertaining such identity, is supported by a clear and compelling interest of clients that is sufficient in the particular case to overcome an expectation of anonymity.

Section 8                Specific Associated Person Responsibilities

8.1     Financial Disclosure; Audits

The Firm is committed to providing full, fair, accurate, timely and understandable disclosure in all filings that the Firm submits for itself or on behalf of its clients to the SEC and other federal or state regulatory agencies or in other public communications made by the Firm. Associated Persons who participate in the Firm’s reporting process are required to comply with the Firm’s policies and procedures to provide such full, fair, accurate, timely and understandable disclosure. Among other things, such Associated Persons must comply with the Firm’s policies and procedures relating to the maintenance of proper books and records which are set forth in the Compliance Manual.

In addition to maintaining proper financial records, all home office Associated Persons who are involved with any audit of the Firm’s books and records must take care not to directly or indirectly take any action that is or could be seen as fraudulently influencing, coercing, manipulating, or misleading any independent public or certified public accountant (“Accountant”) engaged in the performance of an audit or review of the Firm’s or any of its clients’ financial statements which would result in rendering the financial statements to be materially misleading. Types of conduct that constitute improper influence include, but are not limited to, directly or indirectly offering, or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

●	providing an auditor with inaccurate or misleading legal/tax analysis.

●	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the issuer’s accounting.

●	seeking to have a partner removed from the audit engagement because the partner objects to the Firm’s accounting.

●	blackmailing; and

●	making physical threats.

If you have any questions about your duties in supporting the Firm’s financial reporting processes or if you reasonably believe improper influence has occurred with respect to an audit, contact the CCO.

8.2     Marketing; Public Relations

Associated Persons who communicate with the media and/or the general public must take care to carefully manage and coordinate information about the Firm and its clients and to abide by all legal and regulatory requirements that may restrict information the Firm provides. Such Associated Persons must abide by the Firm’s policies and procedures with regard to marketing and communicating with the media which are set forth in the Compliance Manual.

9

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Section 9               Insider Trading

The Firm forbids any of its Associated Persons from trading, either personally or on behalf of others, on material, non-public information, or communicating material non-public information to others in breach of a duty of trust or confidence owed directly or indirectly to an issuer, the issuer’s shareholders, or the source of the information. This conduct is commonly referred to as “insider trading.”

The term “insider trading” is not defined under the federal securities laws, but it is generally understood to refer to the use of material non-public information, and to the communication of material non-public information to others, to trade in securities (whether or not one is an “insider” of the issuer of the securities being traded).

While the law concerning insider trading is dynamic, federal securities laws generally prohibit:

●	trading by an insider while in possession of material non-public information.

●	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

●	an insider, or a non-insider described in clause (ii) above, from communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed in the Compliance Manual. If you have any questions regarding the Firm’s insider trading policy, you should contact the CCO.

Section 10              Disclosure of Employee Activities

The Firm expects all Associated Persons, as defined in the Firm’s Compliance Manual, to comply with high standards of integrity. This Section 10 sets forth basic behavioral standards and responsibilities for the Firm’s personnel and provides guidelines with that end in mind.

Employees must submit the following via MCO, email requests are not accepted:

●	brokerage account holdings and activities.

●	outside business activities.

●	gift and entertainment activities.

●	political activities and contributions; and

●	social media requests

Note: MCO is the exclusive tool used by the Firm to assist with oversight of the above reference activities.

10.1   Personal Securities Transactions and Policy

The Firm has implemented this personal securities policy to avoid the perception that Associated Persons trading securities for their own accounts are “front-running” trades for clients or otherwise favoring their own accounts over that of clients or Associated Persons may have material non-public information.

No trading personnel of the Firm may purchase or sell any security prior to a transaction(s) being implemented for an advisory account during the same day unless such transactions are at a price equal to or inferior to the price obtained by a client(s), and therefore, preventing such Associated Persons from benefiting from transactions placed on behalf of advisory accounts.

10

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

This policy requires that within ten (10) business days upon initial employment with the Firm and at least annually thereafter, all Firm Associated Persons and advisors shall disclose all securities account(s)/interest they maintain or in which they have a financial interest to the CCO, their designee, via MCO. Each advisor and Associated Person must also report the opening of any securities account(s)/interest during the reporting period. Below are examples of accounts which must be reported:

10.1.1       Account Opening and Maintenance

●	Upon Initial Employment. Within ten (10) business days upon initial employment with the Firm, the Associated Person shall disclose all individual and household securities account(s) or accounts in which they have investment control. The Associated Person must submit their Initial and Annual Report of Holdings (See Exhibit A) to the Compliance Department. Upon receipt, the Compliance Department will populate MCO with the Associated Person’s disclosed information to enable the Firm received electronic feeds to enable it to monitor the account(s) and transaction activity.

●	Disclosure of Employee Brokerage Account Approval Form. Prior to opening any brokerage account after initial employment, the Associated Person must submit an (“Employee Brokerage Account Approval Form”) via MCO, for the CCO, or designee, to review and approval, prior to opening any new account(s).

●	Remove or Correct a Disclosed Brokerage Account. If an Associated Person has closed a previously disclosed brokerage account, the Associated Person must submit an (“Remove or Correct a Previously Disclosed Item”), via MCO, for the CCO, or designee, to address.

The following accounts do not require reporting:

●	Mutual funds that are held directly at the fund company.

●	Unit investment trusts.

●	Municipal fund securities.

●	529 plans.

●	401(k) plans held at a former employer that do not have brokerage capabilities.

●	US government, money market instruments.

●	Automatic investment plans such as, Monthly investment plans and Dividend Reinvestment Plans; and

●	Separately Managed Accounts (“SMAs”) with discretion given to the investment adviser.

As stated above, Associated Persons brokerage account(s) must be custodied at an approved custodian to enable the Firm ongoing access to such account(s) through MCO. If such account(s) must be custodied away from an approved firm, it must be first approved by the Firm’s CCO in writing and the Associated Person along with the CCO will coordinate with the custodian to delivery at least duplicate monthly account statement(s) and all other periodic reports relating to such account(s) to the attention of the CCO for review and storage.

If an Associated Person owns an interest in a private security prior to employment or received approval to purchase of a private security as described in Section 5.2 below, the Associated Person, along with the CCO, will coordinate with the general partner, managing member or administrator of the private investment (collectively the “private security custodian”), to deliver at least quarterly account statement(s) and all other periodic reports relating to such private investment(s) to the attention of the CCO for review and storage. Private Placements requires approval prior to the investment.

On an annual basis, all Associated Persons must certify complete disclosure of all securities accounts/holdings via MCO.

11

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

10.1.2       Quarterly Transaction Reports.

All Associated Persons are required to report all securities transactions that they have made in securities accounts during the quarter no later thirty (30) days after the end of the calendar quarter..

In order to fulfill this reporting requirement, Associated Persons may instruct their broker-dealers to send the Compliance Department duplicate trade confirmations and Personal Account statements, not later than thirty (30) days after the end of each calendar quarter. If an Associated Person’s trades do not occur through a broker-dealer (e.g., sale of a private investment fund), such transactions shall be reported directly to the Compliance Department.

If the Associated Person’s broker-dealer supplies an electronic feed to the Firm via MCO, then it is not necessary for the Associated Person to request duplicate account statements and the CCO, or designee, will view the Associated Person’s quarterly holdings using MCO. If an Associated Person’s trades do not occur through a broker-dealer (e.g., sale of a private investment fund), such transactions shall be reported separately via MCO.

Associated Persons must also report transactions and accounts of members of Immediate Family.

10.1.3       Pre-Clearance of SIS ETFs by Covered Persons.

As stated in the Firm’s Compliance Manual, pre-clearance is required by all Covered Persons for transactions in any SIS ETF where the Firm acts as an investment sub-advisor to the SIS ETFs. As mentioned, a Covered Person is any personnel of the Firm’s trading team or persons who work closely with the Firm’s trading team. The CCO will notify each Covered Person who is obligated to receive pre-clearance of their securities transactions.

Unless approved by the CCO or its designee, no Covered Person may engage in the purchase or sale of a SIS ETF unless such transaction has been pre-cleared pursuant to this policy.

In order to request a pre-clearance securities transaction, the Covered Person should complete the (“Trade Clearance Request Form”) via MCO, for the CCO, or designee, to review and approval. If the purchase or sale of a reportable security is pre-cleared, it must be executed on the same business day as the trade approval date. If the trade has not been executed on the approval date, the Covered Person must obtain approval again. In order to approve a purchase/sale of an SIS ETF, the Compliance Department shall:

●	obtain from such Covered Person full details of the proposed transaction.

●	conclude that the Covered Person is not misappropriating an investment opportunity that should first be offered to eligible clients; and

●	conclude that the Covered Person is not receiving a personal benefit for directing client business or brokerage.

Note: The Firm does not require pre-clearance on any other transactions.

10.1.4       Enforcement

Confirmations, statements, and other information regarding personal securities transactions and personal account holdings will be reviewed at least monthly by the CCO, or designee. The Firm reserves the right to require any Associated Person to reverse, cancel or freeze, at the Associated Person’s expense, any transaction or position in a specific security if the Firm believes the transaction or position violates its policies or appears improper. The Firm will keep all such information confidential except as required to enforce this policy, to participate in any investigation concerning violations of applicable law or as it otherwise believes to be necessary under the circumstances.

12

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

10.2   Private Securities Investment

Each Associated Person considering engaging in a private securities transaction (such as a hedge fund, private equity, or Limited Liability Company, etc. ) must first submit a request via MCO detailing the proposed transaction, the person’s role, and whether he/she has already received or may receive compensation.

In order to request a pre-clearance securities transaction, the Associated Person should complete the (“Private Securities Transaction Form”) via MCO, for the CCO, or designee, to review and approval. If approved, the Firm may require the Associated Person to adhere to specified conditions in connection with the private securities transaction.

If the Firm disapproves the Associated Person’s participation, then the Associated Person shall not participate in the transaction in any manner, directly or indirectly.

Note: Regardless of compensation, if an Associated Person assumes any role(s) or duties with the issuer or any of its affiliated entities as a result of a private securities transaction (including but not limited to owner, consultant, officer, director or partner), the Associated Person will be required to complete an Outside Business Activity Form as mentioned in 5.3 below.

10.3   Outside Business Activities (“OBA”)

The Firm requires that Associated Persons wishing to engage in outside employment, activities or directorships submit an outside business activities request for the CCO’s pre-approval. The purpose of this policy is to ensure that Associated Persons are not engaging or perceived as engaging in such activities in their capacity as an Associated Persons of the Firm or competing with the Firm for certain business opportunities.

The activities that require such pre-approval include but are not limited to the following:

●	Engaging in any endeavor that interferes or conflicts with the interests of the Firm.

●	Having a control relationship (such as acting as an officer, director, or partner) in a publicly or privately held entity.

●	Holding 10% or more of a publicly traded security.

●	Participation in the management of any joint investment.

●	Serving as an official of any non-profit organization (with the exception of religious organizations or as a director of a cooperative or condominium residential building).

●	Sole proprietor or owner of a business.

●	Accepting compensation from any other person as a result of any business activity other than passive investment.

●	Teaching, writing, speaking, or broadcasting related to the subject of finance or securities; or

●	Participating in certain political activities (please see Section 10.4 below for additional clarification).

Once the CCO receives the form, the CCO, or designee, will approve such activities if it is clear the proposed activity will not interfere with the Associated Persons’ duties at the Firm and that the Firm will not incur any liability or responsibility for such outside activity. While performing an approved outside activity, the Associated Persons must never represent him or herself as an Associated Person or appear to be acting on the Firm’s behalf. Associated Persons may not use the Firm’s facilities, equipment, stationery, etc. to perform such outside work; although, with the express written consent of the CCO, exceptions may be granted for certain public service activities.

13

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Accordingly, prior to engaging in any outside business activity, the Associated Persons must submit an Outside Activity Approval Form directly to the Compliance Department (See Exhibit B) or via MCO to review and approval.

10.4   Gifts and Entertainment, Rebates, or Other Payments

Due to the numerous relationships SIS has with its clients and other entities, Associated Persons may not solicit gifts or gratuities. In addition, gifts of an extraordinary or extravagant nature to an Associated Person are to be declined or returned in order to not compromise the reputation of the Associated Person or the Firm. All gifts given to clients or received by Associated Persons must be recorded on the Gift and Entertainment Ledger (Exhibit C) and delivered directly to the Compliance Department or via MCO. Any form of a loan by an Associated Person to a client or by a client to an Associated Person is not allowed as a matter of firm policy and good business practice.

10.4.1       Gifts, Gratuities and Entertainment to Private Sector Employees

The Firm and its Associated Persons are prohibited from providing gifts, gratuities, or entertainment to private sector Associated Persons if they are given with the intent to influence the private sector Associated Person in connection with any actual or potential business or transaction. However, where there is no such intent, an Associated Person may, within a twelve-month period, provide a gift, gratuity, or entertainment to such private sector Associated Persons if it does not exceed $100 and the private sector Associated Person or entity has not received any other gift from a member of the Firm within the previous twelve months.

In calculating the $100 gift limit, promotional items that bear the Firm’s name or logo and that are of nominal value (e.g., pens or golf balls) will not be considered gifts. Furthermore, these limits do not apply to close family members, which include a spouse, parent or a member of the Associated Person’s immediate household and personal friends who are also business associates or colleagues, unless the gift, gratuity or entertainment is given with the intent to circumvent this policy.

10.4.2       Acceptance of Gifts, Gratuities vs. Entertainment by Associated Persons

No Associated Person may accept a gift, gratuity, or entertainment from anyone if it is intended or appears to be intended to influence or reward the Associated Person in connection with any business of the Firm. Among other things, Associated Persons are required to award orders, contracts, and commitments to counterparties only after a fair, impartial, and complete evaluation of all relevant information and therefore must avoid accepting gifts that could appear to be a bribe or kickback from an actual or potential counterparty or supplier or from a family member. Where there is no such intent, or appearance of such intent, an Associated Person may accept from a client, dealer, or business organization a gift, gratuity or entertainment that does not exceed $100 in total value per year or the usual and customary entertainment that is hosted by the provider. Similarly, in appropriate situations, orders, contracts, or commitments may be awarded to an entity in which an Associated Person has a family, financial or other interest.

10.4.3       Business Entertainment

“Ordinary and usual” business entertainment is typically not considered a gift or gratuity and is exempt from the policies set forth above. What is ordinary and usual is not always easy to determine. However, as a general rule, if the donor is not present, the entertainment will be considered a gift and subject to the policies set forth above. If the donor is present, the entertainment will typically not be a gift, provided that the value of the entertainment is “reasonable.” This standard of “reasonableness” will require an assessment of the value to the Associated Person’s participation in the entertainment. Associated Persons are urged to exercise caution in making these assessments. Invitations to expense-paid-for conferences and seminars and offers from vendors to pay expenses for travel to facilities and the like can also be problematic. There will be situations where these invitations will fall into the category of a gift or where the circumstances may raise a potential conflict of interest. In some cases, to avoid any appearance of impropriety, it may be in the Firm’s best interest for the Associated Person to attend an event and for the Firm to reimburse the person or firm making the invitation. Associated Persons with questions about the “ordinary and usual” nature of business entertainment should contact the CCO.

14

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

10.5   Political Activities and Contributions

A conflict of interest could arise from an Associated Person’s participation in political affairs if it appeared that the Associated Person was participating on behalf of the Firm. In addition, a variety of federal, state and securities laws and rules regulate the political activities and contributions of Associated Person who are affiliated with financial services companies such as the Firm, and violation of these laws can result in personal liability for the Associated Person and preclusion from doing business in certain states for the Firm.

Accordingly, prior to engaging in political activities or making political contributions, Associated Person must submit a Political Contributions Form directly to the Compliance Departments via MCO to review and approval.

10.5.1       Activities

As stated above, Associated Persons must first submit an Outside Activity Approval Form directly to the Compliance Department (See Exhibit B) or via MCO for review and approval prior to volunteering for or accepting an official position, whether paid or unpaid, with any federal, state, or local governmental entity, campaign for federal, state, or local office or with a national, state, or local political party or association. In addition to seeking pre-approval from the CCO, the following restrictions apply unless exceptions are granted:

●	If an Associated Person intends to solicit political contributions from another Associated Person, he or she may only do so with the CCO’s prior written approval and never in a coercive manner;

●	All political activities must be conducted on the Associated Person’s personal time;

●	The Firm’s premises may not be used for political activities;

●	All political communications must take place away from the Firm’s premises;

●	The Firm’s resources (resources include stationery, postage, copiers, computers, fax machines, telephones, secretaries, or other administrative staff) may not be used for political activities;

●	The Firm’s name may not be used in any media events or when soliciting contributions;

●	The Firm’s proprietary information (including client lists, or lists of companies in which the clients invest) may not be used;

●	Political activities may not be used to influence the award of business to the Firm or any of its affiliates, and there can be no quid pro quo;

●	Associated Persons may not bundle or collect and forward contributions to campaigns or provide stamped or addressed envelopes from any premises of the Firm;

●	Associated Persons may not direct their spouse or family members to make contributions that the Associated Person may otherwise be prohibited from making; and

●	Campaign literature or other materials provided by a campaign may not be distributed from any premises of the Firm.

10.5.2       Legal Considerations

Once an Associated Person’s political activity has been approved by the CCO, such activity must be conducted in accordance with all applicable laws, including without limitation the Foreign Corrupt Practices Act (“FCPA”) and the International Anti-Bribery Act (“IABA”).

The FCPA prohibits Associated Persons from making any payment:

●	intended to influence any act or decision of a foreign official in his or her official capacity.

15

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

●	to induce the official to do or omit to do any act in violation of his or her lawful duty.

●	to obtain any improper advantage; or

●	to induce a foreign official to use his or her influence improperly to affect or influence any act or decision. The FCPA does not require payment to succeed in its purpose.

The mere offer or promise of such a payment can constitute a violation of the FCPA. The FCPA provides for criminal penalties for individuals and entities that violate its provisions.

The IABA supplements the FCPA and applies the FCPA to acts done outside the United States by United States citizens or nationals, among others, and to prohibited acts committed by foreign persons within the territory of the United States or by any United States business or national anywhere in the world.

Associated Person should be aware of the anti-bribery laws of other countries and should determine their applicability when payments and other offers of value are made to foreign recipients. Associated Persons should also understand that the use of consultants or finders to make payments to foreign government Associated Persons does not insulate the Firm from liability under the FCPA. It is therefore important that all Associated Persons consult the CCO before employing a consultant or finder.

10.6    Social Media

If an Associated Person intends to use any social media networks for Firm business communications, the Associated Person must first submit a Social Media Request Form directly to the Compliance Department (See Exhibit E) to review and approval.

Social media networks include, but are not limited to Facebook, LinkedIn, Twitter, Instagram, etc. Examples of prohibited business communications on an unapproved site include, but are not limited to, any email, instant message, blog, tweet, status update, or wall post/comment of a business nature. This includes communications either directly with the client/prospective client or posted on a publicly accessible website. Associated Persons are reminded that the use of social media for personal purposes may have implications for the Firm, particularly where the Associated Person is identified as an officer, Associated Person, or representative of the Firm. No Associated Person may discuss or post information pertaining to any security, investment strategy or similar information without the express approval of the CCO.

In instances where the CCO, or designee approves the use of a social media account for business purposes, all such accounts must be linked to SMARSH for review and archiving purposes.

Section 11              Exceptions

The Firm may grant written exceptions to the provisions of the Code from time to time, in its sole discretion. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of applicable law.

Section 12              Employee Certification

All Associated Persons are required via MCO to certify that they understand and agree to be bound by this Code, initially upon employment and, thereafter, at least annually. Associated Persons that violate the Code will be subject to disciplinary action, up to and including termination.

16

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Section 13              Code Administration

The Compliance Department at the direction of the CCO is responsible for administering this Code. The Compliance Department shall maintain all records related to this Code in accordance with the requirements established by applicable law and the Company’s Document Retention Policy. Any Associated Person with questions regarding this Code should contact the Compliance Department or his or her supervisor.

17

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Exhibit A          Initial and Annual Report of Holdings

Employee Name: _____________________________________________________________

I am reporting below all personal portfolio holdings information required to be reported pursuant to SIS’s Personal Trading Policy. Securities reported must be current within 45 days of the date of this report.

Required Portfolio Holdings to Report

I am required to report holdings of all securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in SIS – Personal Trading Policy.

Transactions not Required to be Reported.

I am not required to report holdings in the following securities: registered open-end investment companies not managed by SIS, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds, and other money market instruments.

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

☐ I have no reportable personal securities holdings.

☐ I have reportable personal securities holdings, as disclosed below.

☐ I have reportable securities holdings, as disclosed on the attached brokerage statements.

☐ SIS is in receipt of brokerage statements reflecting my personal securities holdings.

Account Number	Security Name and Ticker/CUSIP	Number of Shares/Par	Principal Amount	Broker or Bank Name

Employee Signature: _________________________________                                   Date: __________________

Attach additional sheets as necessary.

i

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Exhibit B           Outside Business Activity Approval Form

OUTSIDE BUSINESS ACTIVITY APPROVAL FORM (OBA)

Advisor’s Name:____________________________________        Date: ________________

1.	Name of Outside Business Activity __________________ Start Date: _______________

2.	Add an Outside Business __________ Terminate an Outside Business ________________

3.	Type of Business: Corporation ___ Sole Proprietorship ___ Partnership ___ LLC ___ Other ___

Description of Other ____________________________________________________________________________________________________

4.	Position/Title/Relationship: _______________________________________________________________

5.	Description of Duties: ___________________________________________________________________________________________________

6.	Please check all of the following that apply:

Insurance ________     Real Estate ________    Mortgage Related ________    Tax/Accounting ________

Professional Services ________    Corporate/Non-Profit ________    Business Owner/Retail Sales ________

Unaffiliated (Independent) Registered Investment Adviser (RIA) ________    Other ________

Description of Business _________________________________________________________________________________________________

7.	Are you an owner of this business? Yes ________ If Yes, please provide the % ________ No _____

8.	Did you raise capital or assist in raising capital to fund this business? Yes _____ No _____

7/8/2022

ii

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

9.	How are you compensated by this business? Salary ________ Commission ________ Profits ________

Hourly wage ________         Flat Fee ________         Other ________

Other please explain _____________________________________________________________________________________________________

10.	Are you subject to any formal or informal agreement or arrangement requiring you to turn over or share your advisory fees in this business? Yes ________ No ________

11.	Are any of the business’ employees, co-owners, or partners registered representatives of a broker dealer” Yes ________ No ________

If yes, list their names here ________________________________________________________________________________________________

IAR SIGNATURE:

By signing below, I authorize Sound Income Strategies, LLC to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. Furthermore, I authorize these entities or individuals to release to you any information that you request about my employment, affiliation and/or activities with this organization.

I further understand that Sound Income Strategies, LLC reserves the right to object to, or place conditions on, outside business activities that may constitute, in the judgment of Sound Income Strategies, LLC, a potential conflict of interest to my association with the firm.

I acknowledge that I have read and understand the prohibitions and limitations listed in the Compliance Manual regarding OBAs and understand that there may be other activities not listed that will also be prohibited.

The foregoing is true and correct.

X____________________IAR Signature	Date _____________

X____________________Chief Compliance Officer	Date _____________

7/8/2022

iii

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Exhibit C         Gift & Entertainment Leger

Date	Name of Person Receiving Gift	Person Giving Gift	Description of Gift	Value of Gift	Reason for Gift

iv

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Exhibit D          Political Contribution Form

Name of Person Requesting Approval: _____________________________________________________

Date: ________________________

Please check all that apply:	☐ Investment Adviser Representative (IAR)
☐ Direct Owner and/or Executive Officer
☐ Access Person

SEC Rule 206(4)-5 outlines the requirements to prevent registered investment advisers from making or soliciting political contributions to influence government officials’ awards of advisory contracts (“pay-to-play” practices.)  The purpose of the rule is to ensure that the high standards and integrity of the municipal industry are maintained, to prevent fraudulent and manipulative acts and practices.

The firm does not encourage its supervised persons to contribute to political campaigns and does not officially endorse any elected officials or candidates. However, supervised persons are permitted to contribute to an elected official(s) or candidate(s) of their own choosing. Prior to making a political contribution to an elected official or candidate, all supervised persons must obtain the firm’s approval by submitting this form to the Chief Compliance Officer.

A contribution is defined as “any gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.” Supervised persons of the firm may not make political contributions without first obtaining prior approval.

Please provide the details for the proposed transaction requiring pre-approval.

Name of group or individual to whom contribution will be made: ________________________________

Purpose of Contribution: ________________________________________________________________

Value of Contribution (if dollar amount unknown, please provide estimate): $______________

A Covered Associate, if a natural person, is allowed to contribute up to $350 per election to an official for whom the covered associate is entitled to vote for at the time of the contribution or $150 per election to any one official for whom the Covered Associate is NOT entitled to vote for.

Have you provided other contributions to the other party within the previous 12 months?

☐     Yes                                                    ☐      No

Are you entitled to vote for the official to whom the contribution is being made?

☐     Yes                                                    ☐      No

Approval/Rejection:

☐ The contribution is approved.

☐ The contribution is rejected. Comments/Instructions:

Authorized Signature:

_______________________________	____________________
Chief Compliance Officer	Date of Response

v

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Exhibit E           Social Media Request Form

Please provide the following information for any social media account or site that you maintain for Business Purposes:

Social Media Account (e.g., Twitter, Facebook, LinkedIn, Google+, blog or website address)	Name on Account and or User Identification (if applicable)	Used for Business Purposes (Check Box if Yes)
☐
☐
☐

Please select one of the following:

☐	I do not have any social media accounts I utilize for business purposes. I hereby certify that (i) I have read and understood the Firm’s Social Media Policy and agree to abide by it, and (ii) I will promptly notify SIS’ CCO if I open a social media account for business purposes by completing and submitting an updated Social Media Account and Usage Certification Form (“Social Media Certification”).

☐	I do have social media accounts for business purposes. I hereby certify that (i) I have disclosed all of my social media accounts above and I will promptly notify the CCO if I open a new social media account by completing and submitting an updated Social Media Certification, (i) I understand that SIS may monitor the content posted on my social media accounts in order to maintain compliance with the federal securities laws, (iii) I authorize SIS to perform such monitoring at its discretion, and (iv) I have read and understood SIS’s Social Media Policy and agree to abide by it.

Print Name of Employee

Signature of Employee	Date	Signature of SIS’s CCO	Date

vi

Sound Income Strategies, LLC
Code of Ethics (Jan ’24)

Associated Person

vii